UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2020

One World Pharma, Inc.

(Exact name of registrant as specified in charter)

Nevada	333-200529	61-1744826
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3471 West Oquendo Road, Suite 301 Las Vegas, NV	89118
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (800) 605-3201

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Craig Ellins Separation

On June 3, 2020, One World Pharma, Inc. (the “Company”) entered into a Separation and Release Agreement with Craig Ellins (the “Separation Agreement”), pursuant to which Mr. Ellins has resigned from all of his positions with the Company and its subsidiaries, including his positions as Chief Executive Officer and Chairman of the Board of the Company. Pursuant to the Separation Agreement, the Company will (i) issue Mr. Ellins 2,000,000 shares of the Company’s Common Stock, (ii) reimburse Mr. Ellins for $55,000 of expenses previously incurred by him on behalf of the Company, and (iii) make 12 monthly payments to Mr. Ellins in the amount of $8,000 each in the 12-month period following the date on which the Company has raised $1.5 million in gross proceeds from the sale of its securities following the date of the Separation Agreement.

The Separation Agreement also contains mutual releases and prohibits Mr. Ellins from competing with the Company for a period of two years.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the actual terms of the Separation Agreement, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Appointment of Isiah L. Thomas III as Chief Executive Officer and Vice Chairman

On June 3, 2020, Isiah L. Thomas III was appointed to serve as the Company’s Chief Executive Officer and Vice Chairman pursuant to a letter agreement with the Company (the “Employment Agreement”).

Mr. Thomas, 59, has been the Chairman and Chief Executive Officer of Isiah International, LLC, a holding company with interests in a diversified portfolio of businesses, since 2011. Mr. Thomas also has been a Commentator and Analyst for NBA TV, since 2014, and Turner Sports, since 2012. He previously served as the President & Alternate Governor of the New York Liberty of the Women’s National Basketball Association from 2015 to February 2019, the Head Basketball Coach at Florida International University, from 2009 to 2012, the General Manager, President of Basketball Operation and Head Coach of the New York Knicks of the National Basketball Association (“NBA”), from 2006 to 2008, the Head Coach of the Indiana Pacers of the NBA from 2000 to 2003, the Owner of the Continental Basketball Association from 1998 to 2000, Minority Owner & Executive Vice President of the Toronto Raptors of the NBA from 1994 to 1998 and point guard for the Detroit Pistons of the NBA from 1981 to 1994. Mr. Thomas has served as a director of Get in Chicago, an organization focused on stopping gun and related violence in Chicago, since 2013, and as a director of Madison Square Garden Entertainment Corp. since April 2020. He is also the Founder of Mary’s Court Foundation, a charitable organization established in 2010.

Pursuant to the Employment Agreement:

●	Mr. Thomas will be entitled to be paid a base salary of $120,000 in the first year of his employment; $240,000 in the second year of his employment; and $300,000 in the third year of his employment.

●	The Company will have the option to pay Mr. Thomas’s salary with shares of the Company’s Common Stock until the Company has raised gross proceeds of at least $1.5 million from the sale of its securities following the date of his employment. If the Company so elects to pay his salary with shares of Common Stock, the number of shares of Common Stock shall be issued be equal to (a) 1.25 times the cash payment to which he would have been otherwise entitled, divided by (b) the closing price of the Common Stock on the day such cash payment was due.

●	The Company has awarded Mr. Thomas 500,000 shares of the Company’s Common Stock, and an option (the “Option”) to purchase 5,500,000 shares of the Company’s Common Stock at an exercise price equal to $0.55 per share. The Option will vest as to 1,500,000 shares immediately, as to 1,000,000 shares 120 days following the issuance of the Option (the “Second Vesting Date”), and as to the remaining 3,000,000 shares quarterly over the three years following the Second Vesting Date.

●	Mr. Thomas will be employed by the Company on at-will basis.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the actual terms of the Employment Agreement, which has been filed as Exhibit 10.2 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Dr. Kenneth Perego, II Appointment as Executive Chairman of the Board

On June 3, 2019, Dr. Kenneth Perego, II, who has been a director of the Company since February 2019, was appointed to serve as the Executive Chairman of the Company’s Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Separation and Release Agreement between One World Pharma, Inc. and Craig Ellins, dated June 3, 2020

Exhibit 10.2	Letter Agreement between One World Pharma, Inc. and Isiah L. Thomas III, dated June 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

One World Pharma, Inc.

Date: June 9, 2020

By:	/s/ Brian Moore
Name:	Brian Moore
Title:	Chief Operating Officer